Exhibit 99.1

Echo Therapeutics Announces Second Quarter 2013 Financial Results

Philadelphia, PA – August 8, 2013 – Echo Therapeutics, Inc. (Nasdaq: ECTE), a medical device company developing its needle-free Symphony® CGM System as a non-invasive, wireless, continuous glucose monitoring system, today announced financial results for the quarter ended June 30, 2013.  Echo’s Quarterly Report on Form 10-Q, as filed with the SEC, will be available by visiting the Investors section of Echo’s website at www.echotx.com.

Recent Corporate Highlights

●
Echo initiated a multi-center clinical trial of its Symphony CGM System in critically ill patients.  The Company expects to complete the study in the third quarter, and will subsequently submit the CE Mark Technical File for marketing approval in Europe.

●
A pre-submission package was provided to the U.S. Food and Drug Administration (FDA) for its Symphony CGM System for use in the hospital critical care environment.  Echo has scheduled a meeting with the FDA in the third quarter to obtain the FDA’s guidance regarding the U.S. regulatory pathway for Symphony, the proper approach to refining the pivotal trial protocol and endpoints, and preparing the pre-marketing application.

●	Echo completed a public offering of approximately $11.3 million, after expenses, in June.
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Echo received agreement on its clinical trial plan from its Notified Body in Europe and Institutional Review Board (IRB) approval from each of its four US clinical study sites for the clinical study supporting CE Marking for its Symphony CGM System.

●
Echo demonstrated the features and functionality of the Symphony CGM System in the critical care setting during a live webcast following the annual stockholders meeting in May.  Management plans additional demonstrations and exhibitions of Symphony at upcoming medical conventions.

“The second quarter was marked by continued progress in the development and clinical evaluation of our Symphony CGM System. We believe that we are well-positioned to secure CE Marking and to initiate the FDA pivotal trial,” commented Patrick T. Mooney, M.D., Chairman and Chief Executive Officer of Echo Therapeutics.  “Our non-invasive continuous glucose monitor addresses the unique needs of critical care patients.  We are very excited about the prospects of helping patients and the healthcare practitioners who treat them, while building value for our shareholders.”

Second Quarter 2013 Financial Results

Echo’s net loss for the second quarter of 2013 was $3.3 million, or ($0.51) per share, compared to $3.2 million, or ($0.81) per share, for the second quarter of 2012.  Operating loss for the second quarter of 2013 was $6.1 million compared to $3.5 million for the second quarter of 2012.  Research and development expenses were $4.0 million for the second quarter of 2013 compared to $2.2 million in the prior year.  The increase in research and development expenses is primarily related to increased engineering and design expenses incurred with outside contractors and personnel.  General and administration expenses were $2.1 million for the second quarter of 2013 versus $1.3 million in the prior year.  The increase in general and administrative expenses was primarily due to increased Marketing and Manufacturing personnel, as well as expenses related to prelaunch marketing and manufacturing activities.  Echo reported a cash balance of approximately $11.6 million as of June 30, 2013.

Conference Call

Management will host a conference call today starting at 9:00 AM ET.  To listen in and/or participate in the call, please dial (877) 300-8521.  The archived audiocast will be available for fourteen days following the call by visiting the Events section of Echo's website at www.echotx.com.

About Echo Therapeutics

Echo Therapeutics is developing the Symphony CGM System as a non-invasive, wireless, continuous glucose monitoring system for use initially in the critical care setting.  Significant opportunity also exists for Symphony to be used in the hospital beyond the critical care setting, as well as in patients with diabetes in the outpatient setting.  Echo is also developing its needle-free skin preparation component of Symphony, the Prelude® SkinPrep System, as a platform technology to enhance delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's ongoing studies, including the safety and efficacy of Echo's Symphony CGM System, the failure of future development and preliminary marketing efforts related to Echo's Symphony CGM System, Echo's ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners' ability to develop, market and sell the Symphony CGM System, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony CGM System. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(215) 717-4104

Connect With Us:
- Visit our website at www.echotx.com
- Follow us on Twitter at www.twitter.com/echotx
- Join us on Facebook at www.facebook.com/echotx

Echo Therapeutics, Inc. Condensed Consolidated Balance Sheets (Unaudited)
	June 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$11,608,289	$3,747,210
Cash restricted pursuant to letters of credit	657,463	407,463
Deferred financing costs, current portion	968,004	968,004
Prepaid expenses and other current assets	210,321	75,626
Total current assets	13,444,077	5,198,303
Net property and equipment (including assets under capitalized leases)	1,659,852	1,638,395
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Deferred financing costs, net of current portion	3,065,326	3,549,328
Other assets	11,066	10,566
Total assets	$27,805,321	$20,021,592

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,264,576	$2,319,219
Deferred revenue from licensing arrangements, current portion	90,228	90,228
Capital lease obligations, current portion	2,656	2,527
Derivative warrant liability	909,155	5,585,141
Accrued expenses and other liabilities	1,769,529	1,581,448
Total current liabilities	5,036,144	9,578,563
Deferred revenue, note payable and capital lease obligation, net of current portion	45,114	212,423
Total liabilities	5,081,258	9,790,986
Commitments
Stockholders' Equity:
Convertible preferred stock, Series C & D	30,160	30,160
Common stock	106,801	44,374
Additional paid-in capital	126,818,839	104,058,087
Accumulated deficit	(104,231,737)	(93,902,015)
Total stockholders' equity	22,724,063	10,230,606
Total liabilities and stockholders' equity	$27,805,321	$20,021,592

Condensed Consolidated Statements of Operations (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Licensing revenue	$22,557	$30,927	$45,114	$61,854
Total revenues	22,557	30,927	45,114	61,854

Operating Expenses:
Research and development	4,019,149	2,200,307	7,238,872	3,591,952
Selling, general and administrative	2,098,347	1,334,852	4,397,794	3,194,256
Total operating expenses	6,117,496	3,535,159	11,636,666	6,786,208
Loss from operations	(6,094,939)	(3,504,232)	(11,591,552)	(6,724,354)

Other Income (expense):
Interest income (expense), net	(241,458)	1,422	(3,414,156)	4,231
Loss on disposals of assets	-	(21,272)	-	(21,272)
Gain on revaluation of derivative warrant liability	2,995,000	369,738	4,675,986	601,281
Other income (expense), net	2,753,542	349,888	1,261,830	584,240
Net loss	$(3,341,397)	$(3,154,344)	$(10,329,722)	$(6,140,114)
Net loss per common share, basic and diluted	$(0.51)	$(0.81)	$(1.73)	$(1.58)
Basic and diluted weighted average common shares outstanding	6,594,530	3,916,064	5,987,376	3,895,181

(Reflects 1-for-10 reverse stock split effective June 7, 2013)

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